Exhibit 10.1

DOVER DOWNS GAMING AND ENTERTAINMENT, INC.,

A DELAWARE CORPORATION,
as Borrower

THE LENDERS PARTY HERETO

AND

RBS CITIZENS, N.A.,

as Agent, Lead Arranger and Cash Management Bank

$90,000,000 CREDIT AGREEMENT

Dated as of June 17, 2011

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TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

SECTION		PAGE

10.11.	WAIVER OF JURY TRIAL	68
10.12.	Headings	68
10.13.	Confidentiality	68

SCHEDULES & EXHIBITS

SCHEDULES
1.1	Class A Shareholders
2.1	Commitments
4.8	Subsidiaries
4.13	Insurance
7.1	Existing Indebtedness
7.2	Existing Liens
7.4	Existing Investments

EXHIBITS
A	Form of Assignment
B	Form of Promissory Note

iii

This CREDIT AGREEMENT (this “Agreement”) is dated as of June 17, 2011

AMONG

(1)                                  DOVER DOWNS GAMING AND ENTERTAINMENT, INC., a Delaware corporation (the “Company” or the “Borrower”);

(2)                                  THE LENDERS PARTY HERETO (the “Lenders”); and

(3)                                  RBS CITIZENS, N.A., as Agent and Cash Management Bank.

WHEREAS

(A)                              The Borrower desires to borrow funds for the purposes set forth herein; and

(B)                                The Lenders are willing to provide the requested credit accommodations upon the terms and conditions of this Credit Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      DEFINITIONS

1.1.                            Defined Terms

As used in this Agreement, the following terms have the meanings specified below:

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such specified Person.

“Agent” means RBS Citizens, N.A., in its capacity as agent under the Loan Documents.

“Alternative Rate” means the rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus one half (½) of one percent (1%).  Any change in the Prime Rate or the Federal Funds Effective Rate will be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Margin” shall mean, for any day, with respect to (a) any Loans or (b) commitment fees, as the case may be, the applicable percentage set forth below under Column 1 or Column 2, respectively, based upon the Leverage Ratio as of the relevant date of determination:

Leverage Ratio	Column 1	Column 2
Category l Greater than or equal to 3.00 to 1.	2.25%	0.30%
Category 2 Less than 3.00 to 1, but greater than or equal to 2.25 to 1.	2.00%	0.25%
Category 3 Less than 2.25 to 1, but greater than or equal to 1.50 to 1.	1.75%	0.20%
Category 4 Less than 1.50 to 1.	1.50%	0.15%

Any adjustments to the Applicable Margin resulting from a change in the Leverage Ratio shall be effective as from the first day of the month after the month in which the Agent received the Compliance Certificate indicating such change in the Leverage Ratio (or, in the event that no Compliance Certificate has been delivered prior to the date on which such Compliance Certificate was required to be delivered pursuant to Section 6.2(c) (Compliance Certificate), the Applicable Margin from such date until the date on which such Compliance Certificate is actually delivered shall be that applicable under Category 1).  In the event that the actual Leverage Ratio for any Fiscal Quarter is subsequently determined to be lower or greater than that set forth in the Compliance Certificate for such Fiscal Quarter, the Applicable Margin shall be recalculated for the applicable period based upon such actual Leverage Ratio.  Any reduction or increase in the amount of interest on the Loans resulting from the operation of the foregoing provision shall be settled between the Borrower and the Lenders on the Interest Payment Date immediately following the delivery of a written notice from the Agent or the Borrower.  Notwithstanding the foregoing, at any time after the occurrence and during the continuance of an Event of Default, the Applicable Margin shall be deemed to be that applicable under Category 1.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages will be determined based on the Commitments most recently in effect, adjusted to give effect to any assignments.

“Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4 (Successors and Assigns)) and accepted by the Agent substantially in the form of Exhibit A (Form of Assignment) or any other form approved by the Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such

Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capital Lease Obligation.

“Availability Period” means the period from and including the Closing Date to but excluding the Maturity Date (or, if earlier, the date on which all outstanding Commitments terminate).

“Beneficial Owner” means, with respect to any U.S. Federal Income Tax, the Person who is treated as the taxpayer under Section 871(a) or 881(a) of the Code, as applicable, or any successor provision, if such Person is not the Recipient.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing” means Loans as to which the same Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.3 (Requests to Borrow Loans).

“Business Day” means any day other than a Saturday, Sunday or any day on which commercial banks in the State of New York, the State of Maryland or the State of Delaware are authorized or required by law to close; provided that, when used in connection with a Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as capital leases on a balance sheet of such Person.  The amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

“Cash Management Agreement” means any agreement that is entered into by and between the Borrower and any Lender to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means RBS Citizens, N.A., in its capacity as the lender of Cash Management Loans hereunder.

“Cash Management Loan” means a Loan made pursuant to Section 2.16 (Cash Management Loans).

“Change in Law” means (a) the adoption or taking effect of any law, rule, treaty or regulation after the date of this Agreement, (b) any change in any law, rule, treaty or regulation or in the administration, interpretation or application thereof by any Governmental Authority after such date or (c) compliance by any Lender (or, for purposes of Section 2.11(b) (Capital Requirements), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such date; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International

Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law) , in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” means an event or series of events by which (a) the Class A Shareholders no longer have ownership of shares in the Company having at least 51% of the total voting power of the then outstanding Voting Stock of the Company, or (b) from and after the date hereof, individuals who on the date hereof constitute the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors on the date hereof or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

“Class A Shareholders” means the Persons listed on Schedule 1.1 (Class A Shareholders) and their heirs or trusts for any of their benefit or the benefit of any of their family members, which list shall include all current Executive Officers and Directors of the Company, whether or not they own any Class A Common Stock of the Company.

“Closing Date” means the date on which each of the conditions specified in Section 3.1 (Closing Date) is satisfied (or waived in accordance with Section 10.2 (Waivers; Amendments)).

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.5 (Termination or Reduction of Commitments) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4 (Successors and Assigns).  The initial amount of each Lender’s Commitment is set forth on Schedule 2.1 (Commitments), or in the Assignment pursuant to which such Lender shall have assumed its initial Commitment, as applicable.  The initial aggregate amount of the Commitments is $90,000,000.

“Competitor” means any Person directly engaged and competing with the Group Companies in the operation of casinos or similar venues; provided, that in no event shall any insurance company or commercial banking institution be deemed to be a Competitor unless such Person or any of its Affiliates are directly engaged in the operation of casinos or similar venues.

“Compliance Certificate” has the meaning specified in Section 6.2(c) (Compliance Certificate).

“Consolidated EBIT” means, for any period, net operating income for such period plus (a) without duplication and to the extent deducted in determining such net operating income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) consolidated expenses related to the issuance of Equity Interests to employees of the Borrower for compensation purposes and (iv) any non-operating charges for such period (including, without limitation, extraordinary or unusual losses, impairment charges, losses from the discontinuance of operations or losses arising from the sale of capital assets), and minus (b) without duplication and to the extent included in determining such net operating income, any non-operating gains for such period (including, without limitation, extraordinary or unusual gains, gains from the discontinuance of operations or gains arising from the sale of capital assets), all determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated EBIT for such period plus (without duplication and to the extent deducted in determining the underlying net operating income) all amounts attributable to depreciation and amortization for such period.

“Consolidated Funded Debt” means, as of any date, the sum of the aggregate principal amount of Indebtedness of the Group Companies described in clauses (a), (c) and (e) of the definition of “Indebtedness” outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the interest expense of the Group Companies for such period, determined on a consolidated basis in accordance with GAAP, as reflected in the Borrower’s consolidated financial statements and shall exclude (a) amortization of financing fees and costs and (b) FIN 48 interest.

“Consolidated Tangible Net Worth” means, as of any date of determination, (a) the aggregate amount of all assets of the Borrower and its Subsidiaries on a consolidated basis at such date as may be properly classified as such in accordance with GAAP, excluding such assets as are properly classified as intangible assets under GAAP, minus (b) the aggregate amount of all liabilities of the Borrower and its Subsidiaries on a consolidated basis at such date, determined in accordance with GAAP.

“Control” means the possession of the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Daily LIBOR” means, for any day, the rate of one (1) month dollar deposits as reported on Reuters Page LIBOR01 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as of 11:00 a.m., London time, on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Agent from another recognized source or interbank quotation).

“Daily LIBOR Loan” means any Loan (including each Cash Management Loan) with an Interest Period of less than one (1) month, the interest rate of which is calculated on the basis of Daily LIBOR.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or any other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 10.5(d) (Defaulting Lender Cure), any Lender that:

(a)                                  has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due;

(b)                                 has notified the Borrower or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied);

(c)                                  has failed, within three (3) Business Days after written request by the Agent or the Company, to confirm in writing to the Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Company); or

(d)                                 has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 10.5(d) (Defaulting Lender Cure)) upon delivery of written notice of such determination to the Company and each Lender.

“Eligible Assignee” means any of the following:

(a)                                  a Lender;

(b)                                 an Affiliate or Related Fund of a Lender;

(c)                                  any insurance company or commercial banking institution; and

(d)                                 any other Person (other than a natural Person) approved by the Agent and (so long as no Event of Default has occurred and is continuing) the Company (each such approval not to be unreasonably withheld or delayed).  The Company will be deemed to have given its consent five (5) Business Days after a Lender has requested it unless consent is expressly refused by the Company within that time.

“Environmental Laws” means any and all applicable present and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. (collectively “CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Clean Air Act of 1970, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the Safe Drinking Water Act of 1974, 42 U.S.C. §§ 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq. and all regulations promulgated under any of the foregoing.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of any Group Company directly or indirectly resulting from or based on (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (c) exposure to any Hazardous Material, (d) any Release or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” means any permit, license, consent, approval and any other authorization and the filing of any notification, report or assessment required any Environmental Law for the operation of the business of any Group Company conducted on or from the properties owned or used by the relevant Group Company.

“Equity Interests” means (a) shares of capital stock, partnership interests, membership interests and all equivalent interests (however designated) in a corporation, limited liability company or limited liability partnership, beneficial interests in a trust or other equity ownership interests in a Person or (b) any warrants, options or other rights to acquire such shares or interests, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Group Companies, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (except an event for which the 30-day notice period is waived by regulation); (b) with respect to any Plan, the failure to satisfy, with respect to a plan year by sixty (60) days following the due date described in Section 303 (j) and (l) of ERISA, the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) with respect to any Plan, a reduction in the adjusted funding target annual percentage (within the meaning of Section 436(j)(2) of the Code), as certified by the Plan’s actuary with respect to a Plan year, or as deemed by operation of Section 436 of the Code in the absence of such certification, to below sixty percent (60%); (e) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to any Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; or (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Article 8 (Events of Default).

“Excluded Taxes” means, with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient (or a Beneficial Owner):

(a)                                  overall net income Taxes imposed by the jurisdiction in which the Recipient is organized or its lending office is located, other than U.S. Federal Income Taxes imposed on or with respect to a Beneficial Owner, imposed by a law in effect (including FATCA) on the date on which (i) such Recipient acquires its applicable ownership interest in the Loan or Commitment (other than a Recipient acquiring its applicable ownership interest pursuant to Section 2.15(b) (Replacement of Lenders)) or (ii) such Recipient changes its lending office, except in each case to the extent that, pursuant to Section 2.13 (Taxes), amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a Recipient with respect to its applicable ownership interest in the Loan or Commitment or to such Recipient immediately before it changed its lending office;

(b)                                 U.S. Federal Income Taxes imposed on or with respect to a Beneficial Owner by a law in effect on the date on which the relevant Beneficial Owner (i) acquires its applicable indirect ownership interest in a Loan or Commitment (other than a Beneficial Owner acquiring its applicable indirect ownership interest pursuant to Section 2.15(b) (Replacement of Lenders)) or (ii) changes its lending office (or is deemed to change its lending office by virtue of the relevant Recipient changing its lending office), except in each case to the extent that, pursuant to Section 2.13 (Taxes), amounts with respect to such Taxes were payable either to the Person from whom the Beneficial Owner acquired its applicable indirect ownership interest immediately before such acquisition or to such Beneficial Owner immediately before it changed (or was deemed to change) its lending office;

(c)                                  Taxes attributable to such Recipient’s failure to comply with Section 2.13(e) (Status of Lenders); and

(d)                                 Taxes attributable to the Beneficial Owner’s failure to provide (to any Person prescribed by law to receive) any documentation necessary to claim any applicable exemption from, or reduction of, such Taxes, which documentation the Beneficial Owner was legally eligible to provide.

Notwithstanding the foregoing, a withholding tax will not be an “Excluded Tax” to the extent that (A) it is imposed on amounts payable to a Foreign Lender by reason of an assignment made to such Foreign Lender at the Company’s request pursuant to Section 2.15(b) (Replacement of Lenders), (B) it is imposed on amounts payable to a Foreign Lender by reason of any other assignment and does not exceed the additional amounts which the assignor would have been entitled to receive pursuant to Section 2.13(a) (Payment Free of Taxes) or (C) in the case of designation of a new lending office, it does not exceed the amount for which such Foreign Lender would have been indemnified if it had not designated a new lending office.

“Existing Facility” means that certain $105,000,000 revolving credit agreement dated as of March 25, 2002 and last amended February 19, 2010 among, inter alios, the Borrower as borrower and M&T Bank, successor in interest to Wilmington Trust Company as agent for the lenders.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended version that is substantively comparable) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of one percent (1%)) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on such Business Day, the average (rounded upwards, if necessary, to the next 1/100 of one percent (1%)) of the quotations for such day for such transactions received by the Agent from three (3) Federal funds brokers of recognized standing selected by it.

“Fee Letters” means the fee letters, dated on or prior to the date hereof, between the Borrower and the Agent or the Lead Arranger, in form and substance satisfactory to the Borrower and the Agent or the Lead Arranger, as applicable.

“Financial Officer” means the chief financial officer or treasurer of the Company.

“Fiscal Quarter” means a fiscal quarter of the Borrower.

“Fiscal Year” means a fiscal year of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction outside the United States.

“GAAP” means generally accepted accounting principles as in effect from time to time, applied on a consistent basis.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether national, state, territorial, provincial, municipal or other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Companies” means the Borrower and its Subsidiaries, and “Group Company” means any of them.

“Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof or performance of such obligation, (c) to maintain working capital, equity capital or any other financial statement, condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing person in good faith.

“Guarantors” means Dover Downs, Inc., Dover Downs Gaming Management Corporation and each Person which Guarantees all or any part of the Obligations, and “Guarantor” shall mean any of them.

“Guaranty Agreement” means (a) that certain guaranty agreement dated as of the date hereof by and among Dover Downs, Inc. and Dover Downs Gaming Management Corporation as Guarantors for the benefit of the Lender Parties and (b) each other guaranty, in form and substance reasonably satisfactory to the Agent, made by any Guarantor in favor of the Agent for the benefit of the Lender Parties guaranteeing all or part of the Obligations.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls (“PCBs”) or PCB-containing material or equipment, radon gas, infectious or medical wastes and all other hazardous substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person at any date, without duplication:

(a)                                  all obligations of such Person for borrowed money or with respect to deposits or advances of any kind;

(b)                                 all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business and not past due for more than sixty (60) days);

(c)                                  all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

(d)                                 all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(e)                                  all Attributable Indebtedness of such Person;

(f)                                    all Synthetic Debt of such Person;

(g)                                 all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such person or any other person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)                                 all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities in respect of obligations of the kind referred to in clauses (a) through (g) of this definition;

(i)                                     all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above;

(j)                                     all obligations of the kind referred to in clauses (a) through (i) above secured by (or which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation;

(k)                                  all net obligations of such Person in respect of Interest Rate Protection Agreements valued on any date at the Swap Termination Value thereof as of such date; and

(l)                                     all debt of any partnership, unlimited liability company or unincorporated joint venture in which such Person is a general partner, member or a joint venturer, respectively (unless such Indebtedness is expressly made non-recourse to such Person).

“Indemnified Taxes” means (a) Taxes except Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Interest Payment Date” means the last day of the Interest Period applicable to the Borrowing of which such Loan is a part; provided that, with respect to Daily LIBOR Loans, “Interest Payment Date” means the last Business Day of each month.

“Interest Period” means, with respect to any Borrowing, the period commencing on the date of such Borrowing and ending on:

(a)                                  the next day; or

(b)                                 the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one (1), two (2) or three (3) months thereafter, as the relevant Borrower may elect.

If any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless (with respect to any Interest Period described in clause (b) above) such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.  Any Interest Period described in clause (b) above that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be deemed to be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Protection Agreement” means any interest rate swap, cap or other interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or commodity price hedging agreement.

“IRS” means the United States Internal Revenue Service.

“Lead Arranger” means RBS Citizens, N.A., as lead arranger.

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lender Parties” means the Lenders and the Agent, and “Lender Party” means any of them.

“Lenders” means the Persons listed on Schedule 2.1 (Commitments) and any other Person that shall have become a party hereto pursuant to an Assignment.  For the avoidance of doubt, the term “Lenders” shall not include any such Person that ceases to be a party hereto pursuant to an Assignment.  Unless the context requires otherwise, the term “Lenders” includes the Cash Management Bank.

“Leverage Ratio” means, on any day, the ratio of (a) Consolidated Funded Debt as of such day to (b) Consolidated EBITDA for the period of four (4) consecutive Fiscal Quarters ended on such day (or, if such day is not the last day of a Fiscal Quarter, ended on the last day of the Fiscal Quarter most recently ended before such day).

“LIBOR” means, with respect to any Borrowing for any Interest Period, the rate appearing on the appropriate Reuters page (or on any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days before the beginning of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period (rounded upward to the nearest whole multiple of one-sixteenth of one percent (0.0625%)).

“LIBOR Rate” means, with respect to any Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) LIBOR (for Loans other than Daily LIBOR Loans) or Daily LIBOR (for Daily LIBOR Loans) multiplied by (b) the Reserve Adjustment.

“Lien” means, with respect to any asset:

(a)                                  any mortgage, deed of trust, assignment (as security), lien, pledge, hypothecation, encumbrance, charge, preference, priority or other security interest in, on or of such asset;

(b)                                 the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; and

(c)                                  in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means a loan made by the Lenders to the Borrower pursuant to this Agreement in accordance with the provisions of Article 2 (The Facility).  Unless the context requires otherwise, the term “Loan” includes each Cash Management Loan.

“Loan Documents” means this Agreement, any Notes, the Guaranty Agreement, the Fee Letters and any other document entered into from time to time by the Obligors and the Lenders and designated as a “Loan Document”.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on:

(a)                                  the business, assets, properties, liabilities (actual or contingent), operations, prospects or condition (financial or otherwise) of the Borrower and the Guarantors taken as a whole;

(b)                                 the ability of any Obligor to perform any of its obligations under any Loan Document; or

(c)                                  the rights of or benefits available to any Lender Party under any Loan Document.

“Maturity Date” means the third anniversary of the Closing Date.

“Multiemployer Plan” means a multiemployer plan as defined in Section 400l(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes or has made or is obligated or has been obligated to make contributions.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 10.2 (Waivers; Amendments) and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means any promissory note evidencing any Loan substantially in the form of Exhibit B (Form of Promissory Note).

“Obligations” means all loans, advances, liabilities and obligations for the payment of monetary amounts (whether or not such payment is then required or contingent, or amounts are liquidated or determinable) owing by any Obligor to the Agent or any Lender, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under any of the Loan Documents, Interest Rate Protection Agreements or Cash Management Agreements.  This term includes all principal, interest (including interest which accrues after the commencement of any case or proceeding referred to in Section 8(e) (Involuntary Proceedings) or Section 8(f) (Voluntary Proceedings), all fees, costs, expenses, disbursements, attorneys’ fees and any other sum chargeable to any Obligor under any of the Loan Documents, Interest Rate Protection Agreements or Cash Management Agreements.

“Obligors” means the Borrower and the Guarantors, and “Obligor” means any of them.

“Other Taxes” means any and all present or future recording, stamp, court, documentary, excise, transfer, sales, intangible, filing, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery, performance, registration or enforcement of or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Participants” has the meaning specified in Section 10.4(e) (Successors and Assigns Generally).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity thereto performing similar functions.

“Permitted Liens” means:

(a)                                  Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.4 (Insurance; Obligations and Taxes);

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.4 (Insurance; Obligations and Taxes);

(c)                                  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)                                 deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)                                  any Lien on any property of the Group Companies existing on the Closing Date and listed in Schedule 7.2 (Existing Liens); provided that (i) such Lien shall not apply to any other property of the Group Companies and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(f)                                    Liens securing purchase money financing of equipment acquired by the Group Companies (including Liens securing Capital Lease Obligations); provided that (i) the Indebtedness secured by such liens is permitted by Section 7.1(e) (Purchase Money Indebtedness) and (ii) such Liens will not apply to any other property of the Group Companies;

(g)                                 judgment liens in respect of judgments that do not constitute an Event of Default under Section 8(h) (Litigation); and

(h)                                 easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Group Companies.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (except a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA established or maintained by the Borrower or any ERISA Affiliate, or in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by RBS Citizens, N.A. as its prime rate in effect at its office in Wilmington, Delaware.  Each change in the Prime Rate will be effective for purposes hereof from and including the date such change is publicly announced as being effective.

“Recipient” means (a) the Agent and (b) any Lender, as applicable, in its capacity as a Person receiving a payment under the Loan Documents.

“Register” has the meaning specified in Section 10.4(c) (Register).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees, administrators, managers, representatives and advisors of such Person and its Affiliates.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” means, with respect to any Person, a fund or account managed by such Person or an Affiliate of such Person.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the environment.

“Required Lenders” means, at any time, Lenders having Revolving Exposures and unused Commitments representing at least 66 2/3% of the sum of all Revolving Exposures and unused Commitments at such time.  The total Revolving Exposure and unused Commitments of any Defaulting Lender shall be disregarded in determining the Required Lenders at any time.

“Reserve Adjustment” means a fraction (expressed as a decimal), the numerator of which is the number one (1) and the denominator of which is the number one (1) minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages will include those imposed pursuant to such Regulation D.  Loans will be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Reserve Adjustment will be adjusted automatically on and as of the effective date of any change in any applicable reserve percentage.

“Restricted Payment” means:

(a)                                  any dividend or other payment or distribution, direct or indirect, on account of any equity interest in the Borrower now or hereafter outstanding, except a dividend or distribution payable solely in the same class or type of Equity Interest to the holders of that class or type;

(b)                                 any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by the Borrower of any Equity Interest in the Borrower now or hereafter outstanding;

(c)                                  any payment made by the Borrower to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire equity interests in the Borrower now or hereafter outstanding; or

(d)                                 any payment by the Borrower of any management, consulting or similar fees which are not salary payments in amounts comparable to sums paid in the marketplace by entities comparable to the payor for similar services to unrelated employees for services actually performed.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the aggregate outstanding principal amount of such Lender’s Loans at such time.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which securities or other ownership interests representing more than 50% of the Equity Interests or more than 50% of the Voting Stock is, as of such date, owned, controlled or held, or (ii) that is otherwise Controlled as of such date, by the parent and/or one or more of its Subsidiaries.

“Swap Termination Value” in respect of any one or more Interest Rate Protection Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Interest Rate Protection Agreements, (a) for any date on or after the date such Interest Rate Protection Agreements have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Interest Rate Protection Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Interest Rate Protection Agreements (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the execution, delivery and performance by each Obligor of the Loan Documents to which it is to be a party, the borrowing of Loans and the use of the proceeds thereof.

“U.S. Federal Income Taxes” means any U.S. federal Taxes described in Section 871(a) or 881(a) of the Code, or any successor provision (or any withholding with respect to such Taxes).

“US” and “United States” means the United States of America.

“Voting Stock” means Equity Interests of a Person, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the directors (or Persons performing similar functions).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Obligor and the Agent.

1.2.                            Terms Generally; Construction

The definitions of terms herein (including those incorporated by reference to another document) apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise:

(a)                                  any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such Loan Document, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);

(b)                                 any reference herein to the “Agent”, the “Borrower”, any “Group Company”, any “Guarantor”, any “Lender”, any “Lender Party”, any “Obligor”, any “Party” or any “Person” shall be construed to include such Person’s successors and assigns;

(c)                                  the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d)                                 any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time;

(e)                                  a reference to a time of day is a reference to New York City time;

(f)                                    the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(g)                                 the term “applicable law” refers all applicable provisions of (i) laws (including the common law), statutes, ordinances, treaties, rules, regulations, orders, decrees, writs, settlement agreements, constitutions, codes, proclamations, declarations, requirements or determinations of an arbitrator or a court or any Governmental Authority, (ii) any consents or approvals of any Governmental Authority and (iii) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority;

(h)                                 all references herein to Articles, Sections, clauses, Exhibits and Schedules shall be construed to refer to Articles, Sections and clauses of, and Exhibits and Schedules to, this Agreement;

(i)                                     Article, Section, clause, Schedule and Exhibit references are for ease of reference only;

(j)                                     “$” and “dollars” denote the lawful currency of the United States of America; and

(k)                                  a term used in any other Loan Document or in any notice given under or in connection with any Loan Document has the same meaning in that Loan Document or notice as in this Agreement.

1.3.                            Accounting Terms; Changes in GAAP

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that, if the Company notifies the Agent that it requests an amendment of any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof (or if the Agent notifies the Company that the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be applied on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

2.                                      THE FACILITY

2.1.                            Commitments

(a)                                  Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not at any time result in such Lender’s Revolving Exposure exceeding its Commitment.

(b)                                 Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

(c)                                  The Commitments of the Lenders are several, i.e., the failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for any other Lender’s failure to make Loans as and when required hereunder.

2.2.                            Loans

(a)                                  Loans Made Ratably.  Each Loan shall be made by the Lenders ratably in accordance with their respective Applicable Percentages, as the Borrower may request (subject to Section 2.10 (Alternate Rate of Interest)) in accordance herewith.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan.  Any exercise of such option shall not affect the Borrower’s obligation to repay such Loan as provided herein.

(b)                                 Amount of Loans.  At the beginning of each Interest Period for any Borrowing, the aggregate amount of such Borrowing shall be an integral multiple of $100,000 and not less than $1,000,000; provided that a Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments.

(c)                                  Prior to Maturity Date.  Notwithstanding any other provision hereof, the Borrower will not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)                                 Limitation on Interest Periods.  There shall be no more than six (6) Interest Periods outstanding at any time.

(e)                                  Automatic Continuation.  In the event that the Borrower fails to notify the Agent of the continuation or conversion of any Loan prior to the end of the Interest Period for such Loan, that Loan will automatically continue with an Interest Period of the same duration; provided that if such Interest Period would end after the Maturity Date, the Interest Period shall end on the Maturity Date.

2.3.                            Requests to Borrow Loans

(a)                                  Telephonic Request.  To request a Borrowing, the Borrower shall notify the Agent of such request by telephone not later than:

(i)                                     for Loans other than Daily LIBOR Loans, 10:00 a.m. three (3) Business Days before the date of the proposed Borrowing; and

(ii)                                  for Daily LIBOR Loans, 3:00 p.m. on the date of the proposed Borrowing.

(b)                                 Written Request.  Each telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Borrowing Request in a form approved by the Agent and signed by the relevant Borrower by the time indicated in clause (a) (Telephonic Request) above.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2 (Loans):

(i)                                     the aggregate amount of such Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of “Interest Period”; and

(iv)                              the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.4 (Funding of Loans).

(c)                                  Interest Period Selection.  If no Interest Period is specified, the relevant Borrower will be deemed to have selected an Interest Period of one (1) month’s duration.

(d)                                 Notice to Lenders.  Promptly after it receives a Borrowing Request in accordance with this Section, the Agent shall advise each Lender as to the details of such Borrowing Request and the amount of such Lender’s Loan to be made pursuant thereto.

2.4.                            Funding of Loans

(a)                                  Funding.  Each Lender making a Loan hereunder shall wire the principal amount thereof in immediately available funds to the account of the Agent most recently designated by it for such purpose by notice to the Lenders by:

(i)                                     for Loans other than Daily LIBOR Loans, 12:00 noon on the proposed date of such Loan; and

(ii)                                  for Daily LIBOR Loans, 5:00 p.m. on the proposed date of such Loan.

(b)                                 Crediting Funds.  The Agent shall make the funds described in clause (a) (Funding) above available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Agent and designated by the Borrower in the applicable Borrowing Request.

(c)                                  Funding by Lenders; Presumption By Agent.  Unless the Agent receives notice from a Lender before the proposed date of any Borrowing that such Lender will not make its share of such Borrowing available to the Agent, the Agent may assume that such Lender has made such share available on such date in accordance with clause (a) (Funding) above and may, in reliance on such assumption, make a corresponding amount available to the Borrower.  If a Lender has not in fact made its share of such Borrowing available to the Agent, such Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the LIBOR Rate.  If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

2.5.                            Termination or Reduction of Commitments

(a)                                  Maturity.  Unless previously terminated, the Commitments will terminate on the Maturity Date.

(b)                                 Option to Terminate or Reduce.  The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) the amount of each reduction of the Commitments shall be not less than $5,000,000 or integral multiples thereof and (ii) the Borrower shall not terminate or reduce the Commitments if after giving effect thereto and to any concurrent prepayment of Loans pursuant to Section 2.7 (Optional Prepayments), the total Revolving Exposures would exceed the total Commitments.

(c)                                  Notice of Termination or Reduction.  The Borrower shall notify the Agent of any election to terminate or reduce the Commitments under clause (b) (Option to Terminate or Reduce) above at least three (3) Business Days before the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly after it receives any such notice, the Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section will be irrevocable.  Any termination or reduction of the Commitments will be permanent and will be made ratably among the Lenders in accordance with their respective Commitments.

(d)                                 Scheduled Reduction of Commitments.  The Borrower shall reduce the total Commitments (and, if necessary, prepay Loans in accordance with Section 2.7 (Optional Prepayments) so that the total Revolving Exposures do not exceed the total Commitments) on each date set forth below to the aggregate amount set forth opposite such date:

Date	Total Commitments
03/31/12	$85,000,000
03/31/13	$80,000,000
03/31/14	$75,000,000

2.6.                            Payment at Maturity; Evidence of Indebtedness

(a)                                  Payment of Principal.  The Borrower unconditionally promises to pay to the Agent on or before the Maturity Date (or on any earlier date on which the Loans become due and payable as required by the stated provisions of this Agreement), for the account of each Lender, the then unpaid principal amount of such Lender’s Loans.

(b)                                 Lender Maintenance of Accounts.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time.

(c)                                  Agent Maintenance of Accounts.  The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and each Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 Accounts as Evidence.  The entries made in the accounts maintained pursuant to clauses (b) (Lender Maintenance of Accounts) and (c) (Agent Maintenance of Accounts) above shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that any failure by any Lender or the Agent to maintain such accounts or any error therein shall not affect the Borrower’s obligation to repay the Loans in accordance with the terms of this Agreement.

(e)                                  Notes as Evidence.  Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.4 (Successors and Assigns)) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.7.                            Optional Prepayments

(a)                                  Optional Prepayments.  The Borrower will have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the provisions of this Section.

(b)                                 Allocation of Prepayments.  Before any prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to clause (e) (Notice of Prepayments) below.

(c)                                  Partial Prepayments.  Each partial prepayment of a Borrowing shall be in an amount that would be permitted under Section 2.2(b) (Loans).  Each partial prepayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

(d)                                 Accrued Interest.  Each prepayment of a Borrowing shall be accompanied by accrued interest to the extent required by Section 2.9 (Interest).

(e)                                  Notice of Prepayments.  The Borrower shall notify the Agent by telephone (confirmed by telecopy) of any prepayment of any Borrowing hereunder not later than 11:00 a.m. three (3) Business Days before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid, and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.  Promptly after it receives any such notice, the Agent shall advise the Lenders of the contents thereof.

2.8.                            Fees

(a)                                  Commitment Fee.  The Borrower shall pay to the Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Margin on the average daily unused amount of each Commitment of such Lender as from the Closing Date to the date on which the Commitments terminate.  Accrued commitment fees will be payable in arrears on the last day of March, June, September and December of each year and the day when the Commitments terminate, commencing on the first such day to occur after the date hereof.  All commitment fees will be computed on the basis of a year of 360 days and will be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees with respect to Commitments, a Lender’s Commitment will be deemed to be used to the extent of its Revolving Exposure.

(b)                                 Arrangement Fee.  The Borrower shall pay to the Lead Arranger, for its own account, an arrangement fee in accordance with the terms of the relevant Fee Letter.

(c)                                  Up-Front Fee.  The Borrower shall pay to the Agent, for the account of each Lender, an up-front fee in accordance with the terms of the relevant Fee Letter.

(d)           Agency Fee.  The Borrower shall pay to the Agent, for its own account, an annual agency fee in the amount of $12,500 payable on the Closing Date and each anniversary thereafter.

(e)           Payment of Fees.  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agent for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

2.9.         Interest

(a)           Amount of Interest.  The Loans comprising each Borrowing shall bear interest for each Interest Period in effect for such Borrowing at the LIBOR Rate for such Interest Period plus the Applicable Margin; provided that, with respect to any Loan outstanding at the time an increase in interest rate pursuant to clause (b) (Default Interest) below becomes effective, upon the expiration of its Interest Period, such Loan shall thereupon bear interest at the Alternate Rate plus the Applicable Margin with an Interest Period of one (1) month.

(b)           Default Interest.  Immediately upon the occurrence and during the continuance of an Event of Default under Section 8(a) (Failure to Pay), 8(e) (Involuntary Proceedings) or 8(f) (Voluntary Proceedings) or at the election of the Required Lenders upon the occurrence and during the continuance of any other Event of Default, all outstanding Obligations under the Loan Documents shall thereafter bear interest (including post-petition interest in any proceeding under any Debtor Relief Law) payable on demand at a rate that is two percent (2%) plus the rate otherwise applicable to Loans as provided in clause (a) (Amount of Interest) above.

(c)           Payment of Interest.  The Borrower unconditionally promises to pay to the Agent for the accounts of the Lenders interest accrued on each Loan in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) upon any repayment of any Loan, interest accrued on the principal amount repaid shall be payable on the date of such repayment and (ii) upon any conversion of a Loan before the end of the current Interest Period therefor, interest accrued on such Loan shall be payable on the effective date of such conversion.

(d)           Computation of Interest.  All interest hereunder will be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Rate at times when the Alternate Rate is based on the Prime Rate will be computed on the basis of a year of 365 days (or 366 days in a leap year).  Interest will be payable for the actual number of days elapsed, including the first day but excluding the last day.  Each applicable Alternate Rate or LIBOR Rate shall be determined by the Agent, and its determination thereof will be conclusive absent manifest error.

(e)           Maximum Rate of Interest.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged or otherwise received by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the

Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this clause (e) shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such Lender shall have received such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of payment.

2.10.       Alternate Rate of Interest

If before the beginning of any Interest Period for a Borrowing the Agent determines (which determination will be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period, then the Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, “LIBOR Rate” with respect to such Borrowing for such Interest Period shall be the Alternative Rate.

2.11.       Increased Costs

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the LIBOR Rate); or

(ii)           subject any Lender or Recipient to any Tax of any kind whatsoever with respect to this Agreement, any other Loan Document, any participation in a Loan made by it, or change the basis of taxation of payments to such Lender or Recipient in respect thereof (except for Indemnified Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves or other liabilities or capital attributable thereto or Other Taxes covered by Section 2.13 (Taxes) and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Recipient); or

(iii)          impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or participation therein,

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make Loans) or to reduce any amount received or receivable by the Agent or such Lender or other Recipient hereunder (whether of principal, interest or otherwise), then upon the request of the Agent or such Lender or other Recipient, the Borrower shall pay to the Agent or such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate it for such additional cost incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

(c)           Certificates of Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate it or its holding company, as the case may be, as specified in clause (a) (Increased Costs Generally) or (b) (Capital Requirements) above shall be delivered to the Company and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within five (5) days after receipt thereof.

(d)           Delay in Requests.  Failure or delay by any Lender to demand compensation pursuant to this Section will not constitute a waiver of its right to demand such compensation; provided that the Borrower will not be required to compensate a Lender pursuant to this Section for any increased cost or reduction incurred more than 270 days before it notifies the Company of the Change in Law giving rise to such increased cost or reduction and of its intention to claim compensation therefor.  However, if the Change in Law giving rise to such increased cost or reduction is retroactive, then the 270-day period referred to above will be extended to include the period of retroactive effect thereof.

2.12.       Break Funding Payments

(a)           Break Funding Requirements.  If:

(i)            any principal of any Loan is repaid on a day other than the last day of an Interest Period applicable thereto (including as a result of an Event of Default);

(ii)           any Loan is converted on a day other than the last day of an Interest Period applicable thereto;

(iii)          the Borrower fails to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto; or

(iv)          any Loan is assigned on a day other than the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.15 (Lender’s Obligation to Mitigate; Replacement of Lenders),

then the Borrower shall compensate each Lender for its loss, cost and expense attributable to such event.

(b)           Break Funding Amount.  In the case of a Loan, such loss, cost and expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of:

(i)            the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the end of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have begun on the date of such failure); over

(ii)           the amount which such Lender would have obtained by placing an amount equal to the principal amount received by it on deposit with a leading bank in the eurodollar market for such period.

(c)           Notice of Break Funding.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within five (5) days after receipt thereof.

2.13.       Taxes

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Obligor under the Loan Documents shall be made free and clear of and without deduction or withholding for any Taxes; provided that, if any applicable law requires (as determined in the good faith discretion of an applicable Withholding Agent) the deduction or withholding of Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall make such deduction and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; provided further, that if such Tax is an Indemnified Tax, then:

(i)            the sum payable will be increased as necessary so that, after all required deductions (including deductions applicable to additional sums payable under this Section) are made, each relevant Lender Party or Recipient receives an amount equal to the sum it would have received had no such deductions been made;

(ii)           the Borrower shall make such deductions; and

(iii)          the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

For the avoidance of doubt, if any Indemnified Taxes are withheld by any Person other than a Withholding Agent (e.g., US federal withholding Taxes that are withheld by a Lender that is a US partnership), the amount payable by any Obligor shall not be increased under this Section, but the affected Beneficial Owners shall be entitled to seek indemnification for such Indemnified Taxes under clause (c)(i) (Indemnification by the Borrower) below.

(b)           Payment of Other Taxes by the Borrower.  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c)           Indemnification by the Borrower and the Lenders.

(i)            Indemnification by the Borrower.  The Borrower shall indemnify each Lender Party and each Recipient (and if such Lender Party or Recipient is not the Beneficial Owner, the Beneficial Owner), within five (5) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by such Lender Party, Recipient or Beneficial Owner with respect to any payment by or obligation of the Borrower under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of any such payment delivered to the Company by a Lender Party on its own behalf (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender Party, shall be conclusive absent manifest error.  Any indemnification claim by a Beneficial Owner that is not a Recipient shall be asserted by the applicable Recipient on behalf of such Beneficial Owner.  In addition, the Borrower shall indemnify each Recipient and Beneficial Owner, within five (5) days after demand therefor, for any incremental Taxes that may become payable by such Recipient or Beneficial Owner as a result of any failure of any Obligor to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Agent, pursuant to clause (e) (Status of Lenders) below, documentation evidencing the payment of Taxes.

(ii)           Indemnification by the Lenders.  Each Lender shall severally indemnify the Agent, within five (5) days after demand therefor, for any Indemnified Taxes (but only to the extent that any Obligor has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Obligors to do so) in each case attributable to such Lender that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Agent.

(d)           Evidence of Payments.  As soon as practicable after the Borrower pays any Taxes to a Governmental Authority pursuant to this Section 2.13, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)           Status of Lenders.

(i)            Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the laws of the United States, or any treaty to which the

United States is a party, with respect to payments under any Loan Document shall deliver to the Company (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and supplying all applicable documentation.  Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B)(1) through (ii)(B)(4) and (ii)(C) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  If any such Foreign Lender becomes subject to any Tax because it fails to comply with this clause (i) as and when prescribed by applicable law, the Borrower shall take such steps as such Foreign Lender shall reasonably request to assist such Foreign Lender to recover such Tax.

(ii)           Without limiting the generality of the foregoing:

(A)          any Lender that is a “United States Person” (as defined in section 7701(a)(30) of the Code) shall deliver to the Company and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying, to the extent such Lender is legally entitled to do so, that such Lender is exempt from US Federal backup withholding tax; and

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two (2) duly executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           two duly executed originals of IRS Form W-8ECI;

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the

Code, (x) two (2) copies of a certificate to the effect that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a US trade or business conducted by such Foreign Lender (a “US Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN;

(4)           to the extent a Foreign Lender is not the Beneficial Owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), two (2) duly executed originals of IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, US Tax Compliance Certificate, Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more Beneficial Owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate on behalf of each such Beneficial Owner; or

(5)           executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made.

(C)           If a payment made to a Lender under any Loan Document would be subject to US federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Agent in writing of its legal inability to do so.

(f)            Survival.  Each party’s obligations under this Section 2.13 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.14.       Payments Generally; Pro Rata Treatment; Sharing of Set-offs

(a)           Payments Generally.  The Borrower shall make each payment required to be made by it under the Loan Documents (whether of principal, interest or fees, or amounts payable under Section 2.11 (Increased Costs), 2.12 (Break Funding Payments) or 2.13 (Taxes) or otherwise) before the time expressly required under the relevant Loan Document for such payment (or, if no such time is expressly required, before 12:00 noon), on the date when due, in immediately available funds, without set-off or counterclaim.  Any amount received after such time on any day may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Agent at its offices at Wilmington, Delaware, except that payments pursuant to Sections 2.11 (Increased Costs), 2.12 (Break Funding Payments), 2.13 (Taxes) and 10.3 (Expenses; Indemnity; Damage Waiver) shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly after receipt thereof.  Unless otherwise specified herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day and, if such payment accrues interest, interest thereon will be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars.

(b)           Insufficiency of Funds.  If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied:

(i)            first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agent until paid in full;

(ii)           second, ratably to pay the Obligations in respect of any fees and indemnities then due and payable to the Lenders until paid in full;

(iii)          third, ratably to pay the Obligations in respect of interest then due and payable until paid in full;

(iv)          fourth, ratably to pay principal of the Loans (and, if an Event of Default has occurred and is then continuing, reduce the Commitments on a dollar-for-dollar basis) and amounts outstanding under the Interest Rate Protection Agreements, in each case until paid in full;

(v)           fifth, to the ratable payment of all other Obligations then due and payable; and

(vi)          last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable law.

(c)           Sharing Amongst Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon and other such obligations greater than its pro rata share as provided herein, then such Lender shall (i) notify the Agent of such fact and (ii) purchase (for cash at face value) participations in the Loans and other such obligations of other Lenders, or make such other adjustments as shall be equitable to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing to them; provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this clause shall not apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Group Companies or Affiliates thereof (as to which the provisions of this clause shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Clawback.  Unless, before the date on which any payment is due to the Agent for the account of one or more Lender Parties hereunder, the Agent receives from the Borrower notice that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance on such assumption, distribute to each relevant Lender Party the amount due to it.  In such event, if the Borrower has not in fact made such payment, each Lender Party severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender Party with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(e)           Set-off.  If any Lender fails to make any payment required to be made by it pursuant to Section 2.4(c) (Funding by Lenders; Presumption by Agent), clause (d) (Clawback) above or Section 10.3(c) (Reimbursement by Lenders), the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.15.       Lender’s Obligation to Mitigate; Replacement of Lenders

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.11 (Increased Costs), or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13 (Taxes), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 (Increased Costs) or 2.13 (Taxes), as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such Lender.  The Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 2.11 (Increased Costs), or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13 (Taxes), or if any Lender has declined or is unable to designate a different lending office in accordance with clause (a) (Designation of a Different Lending Office) above, or if any Lender becomes a Defaulting Lender or a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4 (Successor and Assigns)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            the Company shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld;

(ii)           the Borrower shall have paid to the Agent the assignment fee specified in Section 10.4 (Successor and Assigns);

(iii)          such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iv)          in the case of any such assignment resulting from a claim for compensation under Section 2.11 (Increased Costs) or payments required to be made pursuant to Section 2.13 (Taxes), such assignment will result in a material reduction in such compensation or payments;

(v)           such assignment does not conflict with applicable law; and

(vi)          in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.

2.16.                     Cash Management Loans

(a)                                  Subject to the terms and conditions set forth herein, the Cash Management Bank agrees to make Cash Management Loans to the Borrower from time to time during the Availability Period, in each case in an amount that:

(i)                                     will not result in the aggregate outstanding principal amount of all Cash Management Loans exceeding $5,000,000;

(ii)                                  does not result in the Cash Management Bank’s Revolving Exposure exceeding its Commitment; and

(iii)                               will not result in the total Revolving Exposures exceeding the total Revolving Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Cash Management Loans.

(b)                                 The Cash Management Bank shall make each Cash Management Loan available to the relevant Borrower, and the Borrower shall reimburse each Cash Management Loan, in accordance with the terms of the Cash Management Agreement.

3.                                      CONDITIONS PRECEDENT

3.1.                            Closing Date

The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which the Agent shall have received (or waived in accordance with Section 10.2 (Waivers; Amendments)) each of the following in form and substance satisfactory to the Agent:

(a)                                  either (i) a counterpart of this Agreement signed on behalf of each party hereto or (ii) written evidence satisfactory to the Agent (which may include telecopy transmission of a signed signature page) that such party has signed a counterpart of this Agreement;

(b)                                 a favorable written opinion (addressed to the Lender Parties and dated as of the Closing Date) of each of Klaus Belohoubek, covering such matters relating to the Obligors, the Loan Documents or the Transactions as the Required Lenders shall reasonably request;

(c)                                  such documents and certificates as the Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Obligors, the authorization of the Transactions and any other legal matters relating to the Obligors, the Loan Documents or the Transactions, all in form and substance satisfactory to the Agent and its counsel;

(d)                                 all fees and other amounts due and payable to the Lender Parties on or before the Closing Date, including all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Obligors under the Loan Documents;

(e)                                  a certificate, dated the Closing Date and signed by the President or a Financial Officer of the Company, confirming that (a) the representations and warranties of the Obligors set forth in the Loan Documents are true and (b) immediately after giving effect to any Borrowing, no Default shall have occurred and be continuing;

(f)                                    evidence that all insurance required by Section 6.4 (Insurance; Obligations and Taxes) is in effect;

(g)                                 evidence that the Leverage Ratio as of the Closing Date is no greater than 3.50:1.0;

(h)                                 a solvency certificate, in form and substance satisfactory to the Lenders, from the President or a Financial Officer of the Company, with respect to the solvency of the Obligors after giving effect to the Transactions; and

(i)                                     such other agreements, instruments, approvals, opinions and other documents, each in form and substance reasonably satisfactory to the Lenders, as the Lenders may require to evidence and secure the Loans and to comply with the provisions of this Agreement and the requirements of regulatory authorities to which the Lenders are subject.

3.2.                            Each Extension of Credit

The obligation of each Lender to make a Loan on the occasion of any Borrowing is each subject to the satisfaction of the following conditions:

(a)                                  Request.  The Agent shall have received a Borrowing Request as required by Section 2.3 (Requests to Borrow Loans) (or such request shall have been deemed given).

(b)                                 Representations and Warranties.  The representations and warranties of each Obligor set forth in the Loan Documents shall be true on and as of the date of such Borrowing, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date).

(c)                                  No Default.  At the time of such request and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(d)                                 Legality.  The making of such Loan, shall not contravene any law, rule or regulation applicable to any Lender Party.

(e)                                  Other Documents.  The Agent shall have received such agreements, instruments, approvals, opinions and other documents, each in form and substance reasonably satisfactory to the Agent, as the Agent may reasonably request pursuant to the terms of the Loan Documents.

4.                                      REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender Parties that:

4.1.                            Organization; Powers

Each Group Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where failures to do so could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

4.2.                            Authorization; Enforceability

The Transactions to be entered into by each Group Company are within its corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Obligor is to be a party, when executed and delivered by such Obligor, will constitute, a legal, valid and binding obligation of such Obligor, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.3.                            Governmental Approvals; No Conflicts

The Transactions:

(a)                                  do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect;

(b)                                 will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Group Company or any order of any Governmental Authority;

(c)                                  will not violate or result in a default under any indenture, agreement or other instrument binding upon any Group Company or any of its properties, or give rise to a right thereunder to require any Group Company to make any payment; and

(d)                                 will not result in the creation or imposition of any Lien on any property of any Group Company.

4.4.                            Financial Statements; No Material Adverse Change; No Material Adverse Effect

(a)           The Borrower has heretofore furnished to the Lenders (i) consolidated and consolidating balance sheets as of December 31, 2010 and the related consolidated statements of income, stockholders’ equity and cash flows for the Fiscal Year then ended, reported on by KPMG, LLP, independent public accountants, and (ii) consolidated and consolidating balance sheets as of March 31, 2011 and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows for the Fiscal Quarter then ended, all certified by the Financial Officer.  Such financial statements present fairly, in all material respects, the financial position of the Borrower and its consolidated Subsidiaries as of such dates and their results of operations and cash flows for such periods in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)                                 After giving effect to the Transactions, none of the Group Companies has, as of the Closing Date, any material contingent liabilities, unusual long-term commitments or unrealized losses, except as disclosed in the financial statements referred to above or the notes thereto.

(c)                                  Since December 31, 2010, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Group Companies, taken as a whole.

(d)                                 Since December 31, 2010, no development or event has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

4.5.                            Properties

(a)                                  Each Group Company has good and indefeasible title to, or valid leasehold interests in, all its material real and personal property.

(b)                                 Each Group Company owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business as currently conducted, and the use thereof by the Group Companies does not infringe upon the rights of any other Person, except for infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No material claim has been asserted and is pending by any Person challenging the use, validity or effectiveness of any Intellectual Property, nor is the Borrower aware of any valid basis for any such claim.

4.6.                            Litigation and Environmental Matters

(a)                                  There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower after due and careful enquiry, threatened against or affecting any Group Company (i) as to which there is a reasonable possibility of adverse determinations, and such adverse determinations, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) that involve any of the Loan Documents or the Transactions.

(b)                                 Each Group Company (i) has complied in all material respects with Environmental Laws and obtained, maintained and complied with each permit, license and other approval required under any Environmental Law, (ii) is not subject to any material Environmental Liability, (iii) has not received notice of any claim with respect to any material Environmental Liability and (iv) does not know of any basis for any material Environmental Liability.

4.7.                            Compliance with Laws and Agreements; No Default

Each Group Company is in material compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding on it or its property.  No Default has occurred and is continuing.

4.8.                            Subsidiaries

Schedule 4.8 (Subsidiaries) sets forth a list of all Subsidiaries of the Borrower.  Each such Subsidiary is a wholly-owned Subsidiary except as otherwise indicated on Schedule 4.8 (Subsidiaries).  The shares of capital stock or other ownership interests issued by the Group Companies and owned by the Borrower are fully paid and non-assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Permitted Liens).

4.9.                            Investment Company Status; Federal Reserve Regulations

(a)                                  No Group Company is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(b)                                 No Obligor is subject to regulation that limits its ability to incur Indebtedness or which may otherwise render all or any portion of the obligations hereunder or any other Loan Document unenforceable.

(c)                                  No Group Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

4.10.                     Taxes

Each Group Company has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except any Taxes that are being contested in good faith by appropriate proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and for which the relevant Group Company has set aside on its books adequate reserves.

4.11.                     ERISA

No ERISA Event has occurred or is reasonably likely to occur.  With respect to its 2010 Plan year, each Plan has an adjusted target attainment percentage (within the meaning of Section 436(j)(2) of the Code), as certified by the Plan’s actuary, in excess of ninety percent (90%), and neither the Borrower nor any ERISA Affiliate knows of any fact or circumstances that could reasonably be expected to cause the adjusted target attainment percentage for any such Plan to drop below 80% as of the most recent valuation date.  Neither the Borrower nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan.  With respect to each Plan, the Borrower and each ERISA Affiliate is in material compliance with the applicable provisions of ERISA and the Code and the regulations promulgated thereunder.

4.12.                     Disclosure

The Borrower has disclosed to the Lenders (either directly or by means of materials filed by the Group Companies with the SEC) all agreements, instruments and corporate or other restrictions to which any Group Company is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of any Obligor to the Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

4.13.                     Insurance

Schedule 4.13 (Insurance) sets forth a description of all insurance required to be maintained by or on behalf of the Group Companies as of the Closing Date pursuant to Section 6.4 (Insurance; Obligations and Taxes).  As of the Closing Date, all premiums in respect of such insurance have been paid.  The Borrower believes that the insurance maintained by or on behalf of the Group Companies is adequate.

4.14.                     Labor Matters

As of the Closing Date, no Obligor is subject to any collective bargaining agreement or any agreement, contract, decree or order requiring it to recognize, deal with or employ any Persons organized as a collective bargaining unit or other form of organized labor.  As of the Closing Date, there are no strikes, lockouts or slowdowns against any Group Company pending or, to the knowledge of the Borrower after due and careful enquiry, threatened.  The hours worked by and payments made to employees of the Group Companies have not violated in any material respect the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.  All payments due from any Group Company, or for which any claim may be made against any Group Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Group Company.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement by which any Group Company is bound.

4.15.                     Solvency

Immediately after the consummation of the Transactions and after giving effect to the application of the proceeds of each Loan made on the Closing Date, (a) the fair value of the assets of each Obligor will exceed its indebtedness and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Obligor will exceed the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Obligor will be able to pay its indebtedness and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Obligor will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after the Closing Date.

4.16.       Casualty, Etc.

As of the date hereof, neither the business nor the properties of any Obligor or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God, or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect.

4.17.       Approvals

Each Group Company has, and is in material compliance with, all permits, licenses, authorizations, approvals, franchises, contracts, agreements, registrations, exemptions, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate each business currently owned, leased, managed or operated by such Person in the manner presently conducted and as anticipated to be conducted.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, franchise, contract, agreement, registration, exemption, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.

5.                                      FINANCIAL COVENANTS

5.1.                            Interest Expense Coverage Ratio

The Borrower will not permit the ratio of (a) Consolidated EBIT to (b) Consolidated Interest Expense, in each case for any period of four (4) consecutive Fiscal Quarters ending as at the last day of any period set forth below, to be less than 3.50:1.0.

5.2.                            Leverage Ratio

The Borrower will not permit the Leverage Ratio as at the last day of any period set forth below to exceed the ratio set forth opposite such period:

Period	Ratio

Closing Date - 9/30/11	3.5:1.0

12/31/11 and thereafter	3.00:1.0

5.3.                            Consolidated Tangible Net Worth

The Borrower will not permit Consolidated Tangible Net Worth on any day to be less than (a) $90,000,000, plus (b) for the fiscal quarter ending September 30, 2011 and each fiscal quarter therafter, an amount equal to twenty-five percent (25%) of the consolidated net income (if positive) of the Borrower and its Subsidiaries, calculated on a cumulative basis.

6.                                      AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender Party that until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full:

6.1.                            Existence; Conduct of Business

Each Group Company will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that any Group Company (other than an Obligor) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

6.2.                            Financial Statements and Other Information

The Borrower will furnish to the Agent and each Lender:

(a)                                  Annual Financial Statements.  Within 120 days after the end of each Fiscal Year, the audited consolidated balance sheet as of the end of such Fiscal Year and the related statements of operations, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all audited by KPMG, LLP or other independent public accountants of recognized national standing (without any qualification or exception as to the scope of such audit) as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP.

(b)                                 Quarterly Financial Statements.  Within 45 days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, its unaudited consolidated balance sheet as of the end of such Fiscal Quarter and the related statements of operations, stockholders’ equity and cash flows for such Fiscal Quarter and for the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes.

(c)                                  Compliance Certificate.  Concurrently with each delivery of financial statements under clause (a) (Annual Financial Statements) or (b) (Quarterly Financial Statements) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Article 5 (Financial Covenants) and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s most recent audited financial statements referred to in Section 2.3 (Requests to Borrow Loans) or delivered pursuant to this Section and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d)                                 Securities and Governmental Reports.  Promptly (and in any event within five (5) days) after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Group Company with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be.

(e)                                  Agreement Notices.  Promptly, upon receipt or distribution of the same, copies of all notices, requests and other documents received or distributed by any Obligor or any of its Subsidiaries under or pursuant to any instrument, indenture or loan agreement (together with copies of the foregoing documents) and such information and reports regarding such instruments, indentures and loan agreements as the Agent may reasonably request from time to time.

(f)                                    Other Information.  Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Group Company, or compliance with the terms of any Loan Document, as the Agent or any Lender may reasonably request.

6.3.                            Notice of Material Events

The Borrower will furnish to the Agent and each Lender prompt notice (and in any event within two (2) days) of the following:

(a)                                  the occurrence of any Default or Event of Default;

(b)                                 the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Group Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event;

(d)                                 any litigation or proceeding affecting any Obligor or any of its Subsidiaries (i) not covered in full by insurance, (ii) which relates to any Loan Document or (iii) which, if adversely determined, could reasonably be expected to have a material adverse effect on the financial condition or business operations of the Borrower;

(e)                                  any claim or dispute asserted by any obligor to any Obligor in excess of $500,000;

(f)                                    any casualty or other insured damage to any material portion of its property or the commencement of any action or proceeding for the taking of any of its property or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding; and

(g)                                 any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.4.                            Insurance; Obligations and Taxes

(a)                                  Business Insurance.  The Group Companies will maintain with financially sound and reputable insurance companies selected by the Borrower that customarily write insurance for the risks covered thereby in the amounts contemplated thereby:

(i)                                     comprehensive general liability, hazard, fire and extended coverage insurance, on a replacement cost basis, with respect to all personal property and improvements to real property, in such amounts as are customarily maintained by companies in the same or similar business operating in the same or similar locations and otherwise satisfactory to the Agent;

(ii)                                  commercial general liability insurance against claims for bodily injury, death or property damage occurring upon, about or in connection with the use of any properties owned, occupied or controlled by it, providing coverage on an occurrence basis with limits and endorsements customarily maintained by companies in the same or similar business operating in the same or similar locations and otherwise satisfactory to the Agent;

(iii)                               business interruption insurance, insuring against loss of gross earnings for a period of time as would be required, with the exercise of due diligence and dispatch, to rebuild, repair or replace such part of the Property damaged as a result of any risks or occurrence required to be covered by insurance pursuant to subsection (i) above; and

(iv)                              such other insurance as may be required by law or as is usually carried by companies of established repute engaged in the same or similar business, owning similar properties, and located in the same general areas as the Group Companies and otherwise satisfactory to the Agent.

(b)                                 Satisfaction of Material Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, and reserves in conformity with GAAP with respect thereto have been provided on its books.

(c)                                  Payment of Taxes.  The Borrower shall (and the Borrower shall ensure that each Group Company will) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (except to the extent that (i) such payment is being contested in good faith, (ii) adequate reserves are being maintained for those Taxes and (iii) such payment can be lawfully withheld).

6.5.                            Maintenance of Properties

The Borrower shall (and the Borrower shall ensure that each Group Company will) maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

6.6.                            Proper Records; Rights to Inspect and Appraise

The Borrower shall (and the Borrower shall ensure that each Group Company will) keep proper books of record and account in which complete and correct entries are made of all transactions relating to its business and activities.  The Borrower shall (and the Borrower shall ensure that each Group Company will) permit any representatives designated by the Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts and photocopies from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.  The Borrower agrees to pay the audit fees and other expenses incurred by the Agent in connection with such inspections; provided, however, that unless an Event of Default has occurred and is continuing, the Borrower shall only be obligated to pay such audit fees and expenses in connection with no more than one (1) audit in any Fiscal Year.

6.7.                            Compliance with Laws

The Borrower shall (and the Borrower shall ensure that each Group Company will) comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property.

6.8.                            Use of Proceeds

The proceeds of the Loans will be used only for general corporate purposes and the repayment of amounts outstanding under the Existing Facility.  No part of the proceeds of any Loan will be used, directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulation T, Regulation U and Regulation X.

6.9.                            Additional Subsidiaries

If any additional Subsidiary is formed or acquired after the Closing Date, the Company will, within three (3) Business Days after such Subsidiary is formed or acquired, notify the Agent and the Lenders thereof.

6.10.                     Environmental Compliance and Claims

(a)                                  Environmental Compliance.  The Borrower shall (and the Borrower shall ensure that each Group Company will) comply in all material respects with all Environmental Laws and obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same.

(b)                                 Environmental Claims.  The Borrower shall inform the Agent as soon as reasonably practicable upon becoming aware of:

(i)                                     any Environmental Liability for which a claim has been commenced or (to the best of its knowledge and belief after due and careful enquiry) is threatened against any Group Company; or

(ii)                                  any facts or circumstances which will or are reasonably likely to result in any Environmental Liability claim being commenced or threatened against any member of the Group.

6.11.                     Payment of Liabilities to Third Parties

Pay when and as due, or within applicable grace period, all liabilities due to third persons, except when the amount thereof is being contested in good faith by appropriate proceedings and with adequate reserves therefor being set aside.

6.12.                     Operating Accounts

From and after the date that is ninety (90) days after the Closing Date, except as otherwise consented to by the Agent, each of the operating accounts of the Borrower shall be at all times maintained with the Agent.

6.13.                     Additional Guarantors

The Borrower shall procure that any Group Company which is not an Obligor shall, as soon as possible after becoming a Group Company, become a Guarantor by acceding to the Guaranty Agreement in accordance with the terms thereof.

7.                                      NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full:

7.1.                            Indebtedness

The Borrower shall not (and the Borrower shall ensure that each Group Company will not) directly or indirectly incur, create, assume or permit to exist any Indebtedness, except:

(a)                                  Indebtedness Under the Loan Documents.  Indebtedness created under the Loan Documents;

(b)                                 Trade Payables.  Trade payables incurred in the ordinary course of business and past due for more than sixty (60) days in an amount less than or equal to $500,000 at any time;

(c)                                  Interest Rate Protection Agreements.  Indebtedness arising under Interest Rate Protection Agreements permitted by Section 7.7 (Interest Rate Protection Agreements).

(d)                                 Existing Indebtedness.  Indebtedness existing on the date hereof and listed in Schedule 7.1 (Existing Indebtedness) and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; and

(e)                                  Purchase Money Indebtedness.  Indebtedness (including Capital Lease Obligations) of the Group Companies incurred to finance the acquisition of equipment; provided that (A) such Indebtedness is incurred simultaneously with such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause shall not exceed $500,000 at any time outstanding.

7.2.                            Liens

Neither the Borrower nor its Subsidiaries will create, incur, assume or permit to exist any Lien on any property now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except Permitted Liens.

7.3.                            Fundamental Changes

(a)                                  Merger.  The Borrower shall not (and the Borrower shall ensure that each Group Company will not) merge into or consolidate with any other Person, or liquidate, wind-up or dissolve, or permit any other Person to merge into or consolidate with it, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i)                                     any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation;

(ii)                                  any Person (other than the Borrower) may merge into a Guarantor in a transaction in which the Guarantor is the surviving corporation;

(iii)                               any Person (other than an Obligor) may merge into any Group Company (other than an Obligor) in a transaction in which the surviving entity is a Group Company; and

(iv)                              any Group Company (other than an Obligor) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, provided that, if any such merger involves a Person that is not a wholly-owned Group Company immediately before such merger, such merger shall not be permitted unless also permitted by Section 7.4 (Investments, Loans, Advances, Guarantees and Acquisitions).

(b)                                 Change of Business.  No Group Company will engage to any material extent in any business except businesses of the types conducted by the Group Companies on the Closing Date and businesses reasonably related thereto.

7.4.                            Investments, Loans, Advances, Guarantees and Acquisitions

Neither the Borrower nor its Subsidiaries will purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary before such merger) any Equity Interest in or evidence of indebtedness or other security (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loan or advance to, Guarantee any obligation of, or make or permit to exist any investment or other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except (a) investments existing on the date hereof and listed on Schedule 7.4 (Existing Investments), (b) advances, loans or investments which in the aggregate do not exceed $250,000 and (c) acquisitions of which the aggregate purchase price is less than $250,000.

7.5.                            Asset Sales

Neither the Borrower nor its Subsidiaries will sell, transfer, lease or otherwise dispose of any property, including any Equity Interest owned by it, nor will any Subsidiary issue any additional Equity Interest in such Subsidiary, except:

(a)                                  sales of inventory and used or surplus equipment in the ordinary course of business;

(b)                                 sales, transfers and other dispositions to the Borrower or its Subsidiaries; provided that any such sales, transfers or dispositions involving a Group Company that is not an Obligor shall comply with Section 7.9 (Transactions with Affiliates); and

(c)                                  sales, transfers and other dispositions of assets (except Equity Interests in a Subsidiary) that are not otherwise permitted by this Section 7.5; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance on this clause shall not exceed $250,000 during any Fiscal Year.

7.6.                            Sale and Leaseback Transactions

Neither the Borrower nor its Subsidiaries will enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

7.7.                            Interest Rate Protection Agreements

Neither the Borrower nor its Subsidiaries will enter into any Interest Rate Protection Agreement, except Interest Rate Protection Agreements entered into in the ordinary course of business to hedge or mitigate risks to which a Group Company is exposed in the conduct of its business or the management of its liabilities.

7.8.                            Restricted Payments; Certain Payments of Indebtedness

(a)                                  The Borrower shall not (and the Borrower shall ensure that each Group Company will not) declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(i)                                     each Group Company which is a wholly-owned Subsidiary of the Borrower may declare and pay dividends with respect to its capital stock;

(ii)                                  so long as no Default or Event of Default has occurred and is continuing, the Borrower may repurchase shares of common stock issued to employees in connection with employee incentive plans for an aggregate consideration of not more than $500,000 in any Fiscal Year; and

(iii)                               so long as no Default or Event of Default has occurred and is continuing (or would occur upon such payment or distribution), the Borrower may declare and pay a dividend or make a distribution, direct or indirect, on account of any equity interest in the Borrower now or hereafter outstanding.

(b)                                 The Borrower shall not (and the Borrower shall ensure that each Group Company will not) make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance or termination of any Indebtedness, except:

(i)                                     payment of Indebtedness created under the Loan Documents;

(ii)                                  payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted by Section 7.1 (Indebtedness);

(iii)                               refinancings of Indebtedness to the extent permitted by Section 7.1 (Indebtedness); and

(iv)                              payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness.

7.9.                            Transactions with Affiliates

The Borrower shall not (and the Borrower shall ensure that each Group Company will not) sell, lease or otherwise transfer any property to, or purchase, lease or otherwise acquire any property from, or otherwise engage in any other transaction with, any of its Affiliates, except:

(a)                                  transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to such Group Company than could be obtained on an arm’s-length basis from unrelated third parties;

(b)                                 transactions between or among the Borrower and the Guarantors not involving any other Affiliate; and

(c)                                  any Restricted Payment permitted by Section 7.8 (Restricted Payments; Certain Payments of Indebtedness).

7.10.                     No Other Negative Pledge or Restriction

The Borrower shall not (and the Borrower shall ensure that each Group Company will not), directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of any Group Company to create or permit to exist any Lien on any of its property or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any other Group Company or to Guarantee Indebtedness of any other Group Company; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) clause (a) above shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property securing such Indebtedness and (iii) clause (a) above shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

7.11.                     Material Amendments

(a)                                  Amendment of Organizational Documents.  The Borrower shall not (and the Borrower shall ensure that each Group Company will not) amend or modify its certificate of incorporation, by-laws or other organizational documents.

(b)                                 Capital Structure.  The Borrower shall not (and the Borrower shall ensure that each Group Company will not) amend or materially change its capital structure.

(c)                                  Fiscal Year.  The Borrower shall not (and the Borrower shall ensure that each Group Company will not) change its Fiscal Year to end on a date other than December 31.

7.12.                     Equity Interests

The Borrower shall not (and the Borrower shall ensure that each Group Company will not) issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of:

(a)                                  any shares of its Equity Interests;

(b)                                 any securities convertible into or exchangeable for its Equity Interests;

(c)                                  any warrants;

(d)                                 any preferred stock;

(e)                                  any security which would be convertible or exchangeable into Indebtedness; or

(f)                                    any security which would be required to be redeemed or repurchased, including at the option of the holder, in whole or in part or has, or upon the occurrence of an event or passage of time would have, a redemption or similar payment due, provided that the Company may issue Equity Interests so long as no Change of Control would result therefrom.

8.                                      EVENTS OF DEFAULT

If any of the following events or conditions (“Events of Default”) shall occur:

(a)                                  Failure to Pay.  The Borrower shall fail to pay any Obligation as and when the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment thereof, by acceleration thereof or otherwise;

(b)                                 Misrepresentation.  Any representation, warranty or certification made or deemed made by or on behalf of any Group Company in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made in any material respect;

(c)                                  Breach of Covenants.  Any Obligor shall fail to observe or perform any covenant or agreement contained in this Agreement or any other Loan Document;

(d)                                 Cross-default.  Any breach or default under the terms, covenants or conditions of any agreement, loan, guaranty or other credit transactions of any of the Group Companies with any institutional lender or other provider of credit or financial assistance in an amount in excess of $500,000, after the expiration of any applicable rights of cure;

(e)                                  Involuntary Proceedings.  An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Group Company or its Indebtedness, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Group Company or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for ninety (90) days or an order or decree approving or ordering any of the foregoing shall be entered;

(f)                                    Voluntary Proceedings.  Any Group Company shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (e) (Involuntary Proceedings) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Group Company or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(g)                                 Failure to Pay Liabilities.  Any Group Company shall become unable, admit in writing its inability or fail generally to pay its Indebtedness as they become due unless such Group Company holds a good faith defense to payment and has set aside reasonable reserves for the payment of such Indebtedness;

(h)                                 Judgments.  One or more judgments (not paid or fully covered by insurance, subject to any customary deductible, and under which the applicable insurance carrier has acknowledged such full coverage in writing and which writing has been delivered to the Agent) for the payment of money in an aggregate amount exceeding $250,000 shall be rendered against one or more Group Companies and shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any asset of any Group Company to enforce any such judgment;

(i)                                     ERISA.  An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Group Companies in an aggregate amount exceeding $500,000;

(j)                                     Change of Control.  A Change of Control shall occur;

(k)                                  Invalidity; Repudiation.  Any provision of any Loan Document shall cease for any reason to be valid, binding and in full force and effect; an Obligor shall contest in any manner the validity or enforceability of any provision of any Loan Document; or any Obligor shall deny that it has any further liability or obligation under any provision of any Loan Document or shall purport to revoke, terminate or rescind any provision of any Loan Document;

(l)                                     Material Adverse Change.  Any event of circumstance occurs which the Required Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect;

(m)                               Injunction.  The issuance of any injunction against an Obligor which enjoins or restrains such Obligor from continuing to conduct any material part of its business affairs;

(n)                                 Failure of Guaranty.  Any Guarantor’s Guarantee shall at any time fail to constitute a valid and binding agreement of such Guarantor or any party shall so assert in writing, then, and in every such event (except an event with respect to an Obligor described in clause (e) (Involuntary Proceedings) or (f) (Voluntary Proceedings) above), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower; and in the case of any event with respect to an Obligor described in clause (e) (Involuntary Proceedings) or (f) (Voluntary Proceedings) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower.

9.                                      THE AGENT

9.1.                            Appointment and Authorization

In order to expedite the transactions contemplated by this Agreement, each Lender Party irrevocably appoints the Agent to act on its behalf as its agent hereunder and under the other Loan Documents and authorizes the Agent (a) to sign and deliver other documents pursuant to or in connection with this Agreement and (b) to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Lender Parties, and no Obligor shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.  The Agent is hereby expressly authorized by each Lender Party, without hereby limiting any implied authority, (i) to receive on behalf of the Lenders all payments of principal and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each

Lender its proper share of each payment so received, (ii) to give notice on behalf of each of the Lender Parties to the Company of any Event of Default specified in this Agreement of which the Agent has actual knowledge acquired in connection with its agency hereunder, and (iii) to distribute to each Lender Party copies of all notices, financial statements and other materials delivered by the Obligors pursuant to this Agreement or the other Loan Documents as received by the Agent.

9.2.                            Rights and Powers as a Lender

The Person serving as the Agent hereunder shall, in its capacity as a Lender, have the same rights and powers as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to own securities of, act as the financial advisor or in any other capacity for, and generally engage in any kind of business with any Group Company or other Affiliate thereof as if it were not the Agent hereunder and without any duty to account therefore to the other Lenders.

9.3.                            Limited Duties and Responsibilities

The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2 (Waivers; Amendments)); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Group Company that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2 (Waivers; Amendments)) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.  The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 3

(Conditions Precedent) or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.4.                            Authority to Rely on Certain Writings, Statements and Advice

The Agent shall be entitled to rely on, and shall not incur any liability for relying on, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent also may rely on any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Agent may consult with legal counsel (who may be counsel for any Group Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5.                            Sub-Agents and Related Parties

The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any Loan Document by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of the preceding Sections of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.  The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.6.                            Resignation; Successor Agent

(a)                                  Notice of Resignation.  Subject to the appointment and acceptance of a successor Agent as provided in this Section 9.6, the Agent may give notice of its resignation at any time by notifying the Lenders and the Company.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier date as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 Agent as Defaulting Lender.  If the Person serving as Agent is a Defaulting Lender pursuant to clause 1.1(d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Agent and, in consultation with the Borrower, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)           Discharge of Duties.  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 (Expenses; Indemnity; Damage Waiver) shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

9.7.         Credit Decisions by Lenders

Each of the Lender Parties acknowledges that it has, independently and without reliance on the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each of the Lender Parties also acknowledges that it will, independently and without reliance on the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based on this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

9.8.         No Other Duties, Etc.

Anything herein to the contrary notwithstanding, the Lead Arranger listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as the Agent or a Lender.

9.9.         Agent May File Proofs of Claim

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Obligor, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 2.8 (Fees) and 10.3 (Expenses; Indemnity; Damage Waiver)) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same,

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.8 (Fees) and 10.3 (Expenses; Indemnity; Damage Waiver).

10.          MISCELLANEOUS

10.1.       Notices; Effectiveness; Electronic Communication

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) (Receipt Generally) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)            if to the Borrower:

(A)          Dover Downs Gaming and Entertainment, Inc.

Concord Plaza

3505 Silverside Road

Plaza Centre Building, Suite 203

Wilmington, Delaware 19816

Attn: Klaus M. Belohoubek, Esquire

Facsimile: (302) 475-3555

with a copy to:

(B)           Timothy R. Horne, Chief Financial Officer

Dover Downs Gaming and Entertainment, Inc.

1131 N. DuPont Highway

Dover, Delaware 19903

Facsimile: (302) 734-3142

(ii)           if to the Agent, to RBS Citizens, N.A. at 919 North Market Street, 8th Floor, Wilmington, Delaware 19801, Attention of Edward S. Winslow, Vice President (Telecopier No. (302) 425-7336; Telephone No. (302) 425-7364; and

(iii)          if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

(b)           Receipt Generally.  Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in clause (c) (Electronic Communications) below, shall be effective as provided in clause (c) (Electronic Communications).

(c)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2.4 (Funding of Loans) if such Lender has notified the Agent that it is incapable of receiving notices under such Section by electronic communication.  Each of the Agent and the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d)           Receipt of Electronic Communications.  Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(e)           Change of Address, Etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(f)            Platform.

(i)            The Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)           The Platform is provided “as is” and “as available.”  The Agent and its Related Parties (collectively, the “Agent Parties”) do not warrant the adequacy of the

Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Agent Parties have any liability to any Obligor, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Obligor’s or the Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Obligor provides to the Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Agent to any Lender by means of electronic communications pursuant to this Section, including through the Platform.

10.2.       Waivers; Amendments

(a)           No Waiver.  No failure or delay by any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Lender Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by clause (b) (Required Consent) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Lender Party had notice or knowledge of such Default at the time.

(b)           Required Consent.  No Loan Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, by an agreement or agreements in writing entered into by the parties thereto with the consent of the Required Lenders; provided that no such agreement shall:

(i)            increase the Commitment of any Lender without its written consent;

(ii)           reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fee payable hereunder, without the written consent of each Lender Party affected thereby;

(iii)          postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Term Loan under Section 2.5(d) (Scheduled Reduction of Commitments), or any date for the payment of any interest or fee payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender Party affected thereby;

(iv)          change Section 2.14(b) (Insufficiency of Funds) or Section 2.14(c) (Sharing Amongst Lenders) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(v)           release any Guarantor from its Guarantee (except as may be expressly provided in the Guaranty Agreement), or limit its liability in respect of its Guarantee, without the written consent of each Lender; or

(vi)          change any provision of this Section 10.2 or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to take any action thereunder, without the written consent of each Lender, provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent without its prior written consent.

(c)           No Consent.  Notwithstanding the foregoing, if the Required Lenders enter into or consent to any waiver, amendment or modification pursuant to clause (b) (Required Consent) above, no consent of any other Lender will be required if, when such waiver, amendment or modification becomes effective, (i) the Commitment of each Lender not consenting thereto terminates and (ii) all amounts owing to it or accrued for its account hereunder are paid in full.

(d)           Defaulting Lender Consent.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.3.       Expenses; Indemnity; Damage Waiver

(a)           Costs and Expenses.  The Borrower shall pay:

(i)            all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent, and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Agent, in connection with the preparation, negotiation, execution, delivery and administration of the Loan Documents and any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); and

(ii)           all out-of-pocket expenses incurred by the Agent or any other Lender Party, including the fees, charges and disbursements of any counsel for the Agent or any other Lender Party, and shall pay all fees and time charges for attorneys who may be employees of the Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents (including its rights under this Section 10.2) or the Loans, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Agent (and any sub-agent thereof), each of the other Lender Parties and their respective Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Obligor) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of:

(i)            the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby;

(ii)           any Loan or the use of the proceeds therefrom;

(iii)          any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Group Companies, or any Environmental Liability related in any way to the Group Companies; or

(iv)          any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Obligor, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnitee’s gross negligence or willful misconduct or (B) result from a claim brought by the Borrower or any other Lender Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Lender Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This clause (b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required to be paid by it to the Agent (or any sub-agent thereof) or any Related Party of any of the foregoing under clause (a) (Costs and Expenses) or (b) (Indemnification by the Borrower) above, each Lender severally agrees to pay to the Agent (or any such sub-agent thereof) or such Related Party, as the case may be, such Lender’s Applicable Percentage of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent thereof) or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.15 (Lender’s Obligation to Mitigate; Replacement of Lenders).

(d)           Waiver of Consequential Damages; Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in clause (b) (Indemnification by the Borrower) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section 10.3 shall be payable within five (5) Business Days after demand therefor.

(f)            Survival.  Each party’s obligations under this Section 10.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

10.4.       Successors and Assigns

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) (Assignments by Lenders) below, (ii) by way of participation in accordance with the provisions of clause (e) (Participations) below or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (g) (Certain Pledges) below (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (except the parties hereto, their respective successors and assigns permitted hereby, Participations to the extent provided in clause (e) (Participations) below and, to the extent expressly contemplated hereby, the Related Parties of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender at any time may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Commitment it has at the time and any Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          Of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (B) below in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           In any case not described in clause (A) above, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment, as of the Trade Date) shall not be less than $5,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)          Assignment Fee.  The parties to each assignment shall execute and deliver to the Agent an Assignment, together with a processing and recordation fee of $3,500; provided that only one such fee shall be due in respect of a simultaneous assignment to more than one Lender Affiliate and provided further that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

(iv)          Administrative Questionnaire.  The assignee, if it shall not be a Lender, shall deliver to the Agent a completed Administrative Questionnaire.

(v)           No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) any Competitor.

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural Person.

(vii)         Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this clause, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs,

and provided, further that no consent shall be required for any assignment except to the extent required by clause (i)(B) above and, in addition:

(A)          the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Lender, a Lender Affiliate or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof and provided, further, that the Company’s consent shall not be required during the primary syndication of the credit facilities provided for herein; and

(B)           the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Lender, a Lender Affiliate or an Approved Fund with respect to such Lender.

Subject to acceptance and recording thereof pursuant to clause (d) (Recording of Assignment) above, from and after the effective date specified in each Assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment, be released from its obligations under this Agreement (and, in the case of an Assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11 (Increased Costs), 2.12 (Break Funding Payments), 2.13 (Taxes) and 10.3 (Expenses, Indemnity, Damage Waiver) with respect to facts and circumstances occurring prior to the effective date of such Assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (e) (Participations) below.

(c)           Register.  The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, their respective Commitments and the principal amounts of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest effort, and the parties hereto may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by any party hereto at any reasonable time and from time to time upon reasonable prior notice.

(d)           Recording of Assignment.  Upon its receipt of a duly completed Assignment executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) (Assignments by Lenders) above and any written consent to such assignment required by clause (b) (Assignments by Lenders) above, the Agent shall accept such Assignment and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (d).

(e)           Participations.  Any Lender may, without the consent or notice to of the Borrower or any other Lender Party, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.3(c) (Reimbursement by Lenders) with respect to any payments made by such Lender to its Participant(s).  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.2(b) (Required Consent) that affects such Participant.  Subject to clause (f) (Limitations on Participations) below, each Participant shall be entitled to the benefits of Sections 2.11 (Increased Costs), 2.12 (Break Funding Payments) and 2.13 (Taxes) (subject to the requirements and limitations therein, including the requirements under Section 2.13 (Taxes) (it being understood that the documentation required under Section 2.13 (Taxes) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) (Assignments by Lenders) above; provided that such Participant agrees to be subject to the provisions of Section 2.15 (Lender’s Obligation to Mitigate; Replacement of Lenders) as if it were an assignee under clause (b) (Assignments by Lenders) above; to the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.9 (Right of Setoff) as though it were a Lender, provided that such Participant agrees to be subject to Section 2.14(c) (Sharing of Payments by Lenders) as though it were a Lender.

(f)            Limitations on Participations.  A Participant shall not be entitled to receive any greater payment under Section 2.11 (Increased Costs) or 2.13 (Taxes) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 (Taxes) unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.13(e) (Status of Lenders) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.5.       Defaulting Lenders

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)           Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(b)           Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 (Events of Default) or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 10.9 (Right of Setoff) shall be applied at such time or times as may be determined by the Agent as follows:

(i)            first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder;

(ii)           second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent;

(iii)          third, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement;

(iv)          fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(v)           fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(vi)          sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction,

provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 3.2 (Each Extension of Credit) were satisfied and waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)           Certain Fees.

(i)            Commitment Fees.  No Defaulting Lender shall be entitled to receive any commitment fees described in Section 2.8(a) (Commitment Fee) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fees that otherwise would have been required to have been paid to that Defaulting Lender).

(ii)           With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (i) (Commitment Fees) above, the Borrower shall not be required to pay the remaining amount of any such fee.

(d)           Defaulting Lender Cure.  If the Borrower and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

10.6.       Survival

All covenants, agreements, representations and warranties made by any Obligor in the Loan Documents and in certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any principal of or accrued interest on any Loan or any fee or other amount payable hereunder is outstanding and unpaid.  The provisions of Sections 2.11 (Increased Costs), 2.12 (Break Funding Payments), 2.13 (Taxes) and 10.3 (Expenses; Indemnity; Damage Waiver) and Article 9 (The Agent) shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

10.7.       Counterparts; Integration; Effectiveness; Electronic Execution

(a)           Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 3.1 (Closing Date), this Agreement (i) will become effective when the Agent shall have signed this Agreement and received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto and (ii) thereafter will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e. “pdf” or “tif”) format will be effective as delivery of a manually executed counterpart of this Agreement.

(b)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.8.       Severability

If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (a) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (b) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lender Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (c) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

10.9.       Right of Setoff

If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any other Obligor against any and all of the obligations of the Borrower or such Obligor now or hereafter existing hereunder or under any other Loan Document and held by such Lender, irrespective of whether or not such Lender shall have made any demand hereunder and although such obligations may be contingent or unmatured or are owed to a branch or office or affiliate of such Lender different from the branch or office or affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 10.5 (Defaulting Lenders) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and its Affiliates under this Section 10.9 are in addition to other rights and remedies (including other rights of setoff) that such Lender and its Affiliates may have.  Each Lender agrees to notify the Borrower and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.10.     Governing Law; Jurisdiction; Consent to Service of Process

(a)           Governing Law.  This Agreement and the other Loan Documents and any claims, controversy or dispute arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) shall be governed by, and shall be construed in accordance with the law of the State of New York.

(b)           Submission to Jurisdiction.  The Borrower irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any relevant appellate court, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in any Loan Document shall affect any right that any Lender Party may otherwise have to bring any action or proceeding relating to any Loan Document against any Obligor or its properties in the courts of any jurisdiction.

(c)           Waiver of Venue.  The Borrower irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in clause (b) (Submission to Jurisdiction) above.  Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(d)           Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1 (Notices; Effectiveness; Electronic Communication).  Nothing in any Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

10.11.     WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.12.     Headings

Article, clause and Section headings and the Table of Contents herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

10.13.     Confidentiality

(a)           Obligation to Maintain Confidentiality.  Each Lender Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed:

(i)            to its and its Affiliates and to its Related Parties, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential);

(ii)           to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self regulatory authority, such as the National Association of Insurance Commissioners);

(iii)          to the extent required by applicable laws or regulations or by any subpoena or similar legal process;

(iv)          to any other party to this Agreement;

(v)           in connection with the exercise of any remedy hereunder or under any other Loan Document or any suit, action or proceeding relating to any Loan Document or the enforcement of any right thereunder;

(vi)          subject to an agreement containing provisions substantially the same as those of this Section 10.13, to (A) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder;

(vii)         on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein;

(viii)        with the consent of the Borrower; or

(ix)           to the extent such Information either (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to any Lender Party or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.

(b)           Confidential Information.  For the purposes of this Section, “Information” means all information received from the Group Companies relating to the Group Companies or any of their respective businesses, other than any such information that is available to any Lender Party on a non-confidential basis before disclosure by the Group Companies; provided that, in the case of information received from the Group Companies after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DOVER DOWNS GAMING AND ENTERTAINMENT, INC.,
as Borrower

By:	/s/ Timothy R. Horne
	Name:	Timothy R. Horne
	Title:	Chief Financial Officer

RBS CITIZENS, N.A.,
as Agent

By:	/s/ Edward Winslow
	Name:	Edward Winslow
	Title:	Vice President

RBS CITIZENS, N.A.,
as Cash Management Bank

By:	/s/ Edward Winslow
	Name:	Edward Winslow
	Title:	Vice President

RBS CITIZENS, N.A.,
as Lender

By:	/s/ Edward Winslow
	Name:	Edward Winslow
	Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION,
as Lender

By:	/s/ C. Douglas Sawyer
	Name:	C. Douglas Sawyer
	Title:	Senior Vice President

DOVER DOWNS CREDIT AGREEMENT

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Lender

By:	/s/ M. Scott Baylis
	Name:	M. Scott Baylis
	Title:	Senior Vice President

DOVER DOWNS CREDIT AGREEMENT